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                                                        OMB APPROVAL
                                                 OMB Number 3235-0362
                                                 Expires: October 31, 2001
------                                           Estimated average burden
FORM 5                                           hours per response...10
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/ / Check box if no             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
    longer subject to                         WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/x/ Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Hoyng           Daniel                        Infotopia, Inc. (IFTA)                        to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Identification  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (specify
3988 Fairway Drive                                 Person, if an entity    December/2000    ----        title ---       below)
-------------------------------------------       (Voluntary)             ------------------                below)
                 (Street)                                                5. If Amendment,        Chairman & CEO
                                                                            Date of Original
Canfield,          OH              44406                                    (Month/Year)      7. Individual of Joint/Group Reporting
-------------------------------------------       --------------------                           (check applicable line)
(City)           (State)           (ZIP)                                   ----------------  X  Form Filed by One Reoperating Person
                                                                                             --
                                                                                                Form Filed by More than One
                                                                                             -- Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                the end of          Direct         Benefi-
                                  (Month/                                                Issuer's Fiscal     (D) or         cial
                                   Day/                 ----------------------------     Year                Indirect       Owner-
                                   Year)                Amount    (A) or      Price      (Instr. 3 and 4)    (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
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Common Stock                    4/26/00        P       111200      A      $      .001
Common Stock                    9/13/00        P      1500000      A      $      .001
Common Stock                    9/14/00        P       500000      A      $     .1094
Common Stock                    9/14/00        P       775000      A      $     .1094
Common Stock                    9/20/00        S       775000      D      $       .33
Common Stock                   10/15/00        P        10000      A      $     1.109
Common Stock                    11/3/00        S       500000      D      $     .2376
Common Stock                    11/6/00        S       150000      D      $      .203
Common Stock                    11/7/00        S       150000      D      $     .1526
Common Stock                   12/15/00        P        60000      A      $     .1966
Common Stock                   12/15/00        P        60000      A      $      .084
Common Stock                   12/18/00        P       150000      A      $     .0871
Common Stock                   12/19/00        P        25000      A      $     .0931
Common Stock                   12/27/00        S       300000      D      $     .1839
Common Stock                   12/28/00        S       100000      D      $     .1526
Common Stock                   12/29/00        S       100000      D      $     .1339    1,056,200           D

*if the form is filed by more than one reporting person, see instruction 4(b)(v).
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
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FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Explanation of Responses.

**    Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  By: /s/ Daniel Hoyng          7/18/01
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                               ------------------------------- ------
                                                                                              **Signature of Reporting Person  Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.
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